Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 333-10840; Form S-8 File No. 333-12814; Form S-8 File No. 333-13186; Form S-8 File No. 333-91650; Form S-8 File No. 333-122128; S-8 File No. 333-137644; Form S-8 File No. 333-139688; Form S-8 File No. 333-148774;) pertaining to Optibase Ltd. of our report, dated June 26, 2009, with respect to the consolidated financial statements of Harmonic Video Networks Ltd. (formerly Scopus Video Networks Ltd.) for the years ended December 31, 2008 and December 31, 2007, included in the Annual Report (Form 20-F) of Optibase Ltd. for the year ended December 31, 2009.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

June 30, 2010